Exhibit 10.2

Description of Oral Consulting Agreement

Between Albert Burstein and Exactech, Inc.

Exactech, Inc. entered into an oral consulting agreement with Albert Burstein, Ph.D., a director of the Company, to provide services regarding many facets of the orthopaedic industry including product design rationale, manufacturing and development techniques and product sales and marketing. Pursuant to this agreement, Exactech pays Dr. Burstein $180,000 each year, as compensation under the consulting agreement for the following services:

•	Technical design consultation of various orthopaedic implant and instrumentation development projects;

•	Medical education and training for orthopaedic surgeons;

•	Medical education and training for Exactech sales and marketing organization;

•	Mentorship and education of Exactech engineers;

•	3 days per month on-site consultation at Exactech corporate headquarters; and

•	Approximately 20 additional days off-site.